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                                                                    Exhibit 23.1

                         Independent Auditors' Consent

The Board of Directors
FMC Corporation:

We consent to the use of our report dated February 14, 2002, except as to Note 22 which is as of September 13, 2002 relating to the consolidated balance sheets of FMC Corporation and consolidated subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December 31, 2001 included in the Registration Statement on Form S-4 dated December 20, 2002 of FMC Corporation and to the reference to our firm under the headings "Independent Auditors" and "Selected Consolidated Financial Data" in the prospectus.

Our report dated February 14, 2002, except as to Note 22 which is as of September 13, 2002, on the consolidated financial statements of FMC Corporation and consolidated subsidiaries as of and for the year ended December 31, 2001, contains an explanatory paragraph that the company changed its method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Philadephia, Pennsylvania
December 20, 2002